Exhibit 5.1
July 28, 2011
Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus, Greece 185 38
Ladies and Gentlemen:
     We are acting as special United States and New York counsel to Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Company”), Navios Acquisition Finance (US) Inc., a Delaware corporation (“NAFI” and, together with the Company, the “Co-Issuers”) and certain of the Company’s subsidiaries listed on Exhibit A hereto (each, a “Guarantor”) in connection with a Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer to exchange up to $105,000,000 in aggregate principal amount of new 8 5/8% First Priority Ship Mortgage Notes due 2017 of the Co-Issuers (the “Exchange Notes”), which are being registered under the Securities Act, for a like principal amount of the Co-Issuers’ issued and outstanding 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Outstanding Notes”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” Pursuant to the Indenture (as defined below), the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees,” respectively).
     All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, facsimile, conformed, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Co-Issuers and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Co-Issuers and the Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indenture dated October 21, 2010 together with the First Supplemental Indenture dated November 9, 2010, the Second Supplemental Indenture dated May 20, 2011, the Third Supplemental Indenture dated May 26, 2011 and the Fourth Supplemental Indenture dated July 1, 2011, between the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Indenture”);

(b)	the Notes; and

(c)	the Notations of Guarantee (as defined in the Indenture).
The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.” For purposes of this opinion, the Uniform Commercial Code, as in effect in the State of New York on the date hereof, is referred to herein as the “NYUCC.” Terms used herein that are defined in Articles 8 and 9 of the NYUCC and not otherwise defined herein have the meaning assigned to such terms therein.
     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Co-Issuers, the Guarantors and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.
     To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Registration Statement has become effective under the Securities Act and the Indenture has been qualified under the TIA, (ii) the Exchange Notes have been duly authorized and executed by the Co-Issuers and Guarantors (other than NAFI), (iii) the Exchange Notes have been duly authenticated and delivered by the Trustee, (iv) all of the parties to the Documents (other than NAFI) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the full power, authority and legal right to (a) execute and deliver the Documents and any agreements or instruments relevant thereto, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (v) each of the Documents, agreements or instruments has been duly authorized, executed and delivered by all of the parties thereto (other than NAFI) under the laws of their respective jurisdictions of incorporation or organization, (vi) the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties or the laws of their respective jurisdictions of incorporation or organization (other than NAFI), (vii) no other proceedings or actions under the laws of the respective jurisdictions of incorporation or organization of any such parties are necessary for any such parties to perform their obligations under each of the Documents, agreements or instruments (other than NAFI), (viii) under the laws of the respective jurisdictions of incorporation or organization of any party thereto, each of the Documents, agreements and instruments constitutes a valid and legally binding obligation of all the parties thereto (other than as expressly addressed in the opinions below as to the Co-Issuers and the Guarantors) enforceable against such parties in accordance with their respective terms, and (ix) all of the parties to the Documents, agreements or instruments will comply with all laws applicable thereto.
     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Exchange Notes, when executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will constitute valid and binding obligations of the Co-Issuers, enforceable against the Co-Issuers in accordance with their terms.

2.	The Exchange Note Guarantees by the Guarantors, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.
     The opinions set forth above are subject to the following qualifications:
     (A) We express no opinion as to the legality, validity, binding effect or enforceability of any provision of the Documents:
          (i) relating to indemnification, contribution or exculpation;
          (ii) (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Co-Issuers or the Guarantors under any of such Documents, agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Exchange Note Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

          (iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision (x) is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York, or (y) is contrary to the governing law provided in Sections 1-105(b), 5-116, 8-110 or 9-301-9-306 of the NYUCC, (c) service of process except in accordance with applicable law, or (d) waivers of any rights to trial by jury;
          (iv) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;
          (v) purporting to give any person or entity the power to accelerate obligations, foreclose on collateral or require additional collateral at will or without any notice to the Co-Issuers; and
          (vi) which may be construed to be in the nature of a penalty.
          (vii) that purports to limit the ability of the Issuers or the Guarantors or any other person to transfer any of its right, title or interest in or to any collateral, to the extent contemplated by Section 9-401 of the NYUCC or other applicable law regarding restraints on alienation; and
          (viii) with respect to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located.
     (B) We express no opinion as to (i) the right, title or interest of the Co-Issuers or the Guarantors (or the power of the Co-Issuers or any Guarantor to transfer rights) in or to any collateral under the Documents, (ii) whether any property constitutes a particular type of collateral under the NYUCC or (iii) the validity or effectiveness for any purpose of any such collateral or any other property.
     (C) We express no opinion (i) as to the creation, attachment, validity, binding effect, enforceability or perfection of any security interest, mortgage, pledge, lien or other encumbrance that may be created under any of the Documents, or (ii) the priority or other effect of perfection or non-perfection of any security interest created under any of the Documents.
     (D) We express no opinion as to any agreement, instrument or other document referred to, or incorporated by reference, in any of the Documents, other than the Documents listed in this opinion letter.

     (E) Our opinions above are subject to the following:
          (i) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;
          (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law;
          (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally; and
          (iv) the qualification that certain provisions of the Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Documents as a whole, and the Documents and the laws of the State of New York contain adequate provisions for enforcing payment of the obligations governed or secured thereby, subject to the other qualifications in this letter.
     (F) Provisions in the Notations of Guarantee and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, or (iii) actions or failures to act on the part of the holders or Trustee, might not be enforceable if such amendments, waivers, actions, events, circumstances or failures to act change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indenture.
     (G) We have assumed consideration that is fair and sufficient to support the agreements of each Guarantor under the Notations of Guarantee and Article Ten of the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.
     (H) We express no opinion as to the legality, validity, binding effect or enforceability of Section 13.16(a) of the Indenture providing for the Co-Issuers and the Guarantors’ indemnity against loss in connection with obtaining a court judgment in another currency.
     (I) We express no opinion as to the legality, validity, binding effect or enforceability of any document that is or may be deemed to be or purports to create a power of attorney.

     The opinions expressed herein are limited solely to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. Insofar as the opinions expressed herein involve the laws of the Republic of Marshall Islands, Hong Kong, the Cayman Islands and the British Virgin Islands we have relied with your permission on the opinions of Reeder & Simpson P.C., Holman Fenwick Willan LLP, Nelson & Company and Maples and Calder, addressed to you of even date herewith and being filed as Exhibits 5.2, 5.3, 5.4 and 5.5, respectively, to the Registration Statement. To the extent such opinion contains assumptions, conditions, or qualifications we are incorporating such assumptions, conditions, and qualifications herein.
     This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given solely as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Exhibit A — Guarantors
Shinyo Dream Limited
Shinyo Kannika Limited
Shinyo Loyalty Limited
Shinyo Navigator Limited
Shinyo Ocean Limited
Shinyo Saowalak Limited
Thera Shipping Corporation
Tinos Shipping Corporation
Aegean Sea Maritime Holdings Inc.
Amorgos Shipping Corporation
Andros Shipping Corporation
Antiparos Shipping Corporation
Crete Shipping Corporation
Ikaria Shipping Corporation
Ios Shipping Corporation
Kos Shipping Corporation
Mytilene Shipping Corporation
Rhodes Shipping Corporation
Sifnos Shipping Corporation
Skiathos Shipping Corporation
Skopelos Shipping Corporation
Syros Shipping Corporation
Shinyo Kieran Limited
Folegandros Shipping Corporation
Serifos Shipping Corporation
Amindra Navigation Co.
Kithira Shipping Corporation
Antikithira Shipping Corporation